NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 26, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 12, 2019, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the redomestication of BrightSphere Investment Group plc (United Kingdom), which became effective of July 12, 2019, each Ordinary Share of BrightSphere Investment Group plc (United Kingdom) was exchanged on a one-for-one basis for newly issued Common Stock of BrightSphere Investment Group Inc. (Delaware). This redomestication also includes BrightSphere Investment Group plc (United Kingdom) 5.125% Notes due 2031 and 4.800% Notes due 2026. This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of BrightSphere Investment Group plc (United Kingdom) Ordinary Shares, 5.125% Notes due 2031 and 4.800% Notes due 2026 and does not affect the continued listing on the NYSE of BrightSphere Investment Group Inc. (Delaware) Common Stock, 5.125% Notes due 2031 and 4.800% Notes due 2026. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 15, 2019.